EXHIBIT 99.12

WARRANT

NEITHER THIS WARRANT NOR ANY SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER THIS WARRANT NOR ANY SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE ACT AND APPLICABLE SECURITIES LAWS AND UNLESS EITHER (A) A REGISTRATION STATEMENT UNDER THE ACT OR THE APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (B) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS IS AVAILABLE FOR THE SALE, TRANSFER OR OTHER DISPOSITION AND EXCEPT IN COMPLIANCE WITH THE TRANSFER RESTRICTIONS SET FORTH IN SECTION 8(a) OF THIS WARRANT.

HEALTHMONT, INC.

STOCK PURCHASE WARRANT

Number of Shares of Common Stock: 135,000	Warrant Certificate No. _____
Date of Issuance: March _____, 2003	Date of Expiration: March ____, 20 ___

FOR VALUE RECEIVED, HEALTHMONT, INC., a Tennessee corporation (the “Company”), hereby grants to SunLink Health Systems, Inc., an Ohio corporation, or its registered assigns (the “Holder”), the right to purchase from the Company 135,000 shares of the Company’s Common Stock, par value $0.01 per share (whether currently or hereafter issued, the “Common Stock”) (the number of shares of Common Stock to be issued hereunder referred to herein as the “Warrant Shares”).

This Warrant is issued in connection with and as partial consideration for the entry by the Holder into that certain Loan Agreement dated as of even date herewith between the Holder as lender and the Company as borrower (the “Loan”).

The Company represents and warrants to the Holder that as of the Date of Issuance, the aggregate number of shares of all classes of stock which the Company has authority to issue is One Hundred Million (100,000,000) shares of Common Stock, par value $0.01 per share and One Hundred Million (100,000,000) shares of Preferred Stock, par value $0.01 per share. The Company represents and warrants to the Holder that, as of the Date of Issuance, 6,632,479 shares of Common Stock are issued and outstanding, no shares of Preferred Stock are outstanding, and that there are no other outstanding agreements, rights or options to acquire any securities of the Company except as disclosed in Section 3.3 of the Company Disclosure Schedule to that certain Agreement and Plan of Merger, dated October 15, 2002, by and among the Company, the Holder and HM Acquisition Corp., a wholly owned subsidiary of the Holder as amended by the First Amendment to the Agreement and Plan of Merger, dated as of February __, 2003 (the “Amended Merger Agreement”).

Except as otherwise provided in this Warrant, this Warrant shall continue in full force and effect until the Date of Expiration regardless of any prepayment of the Loans.

This Warrant is subject to the following provisions:

1.        Exercise Period; Additional Warrant Shares.

(a)       The Holder may exercise, in whole or in part, the purchase rights represented by this Warrant at any time and from time to time on or after the Date of Issuance but not later than 5:00 p.m., Eastern time, on the Date of Expiration identified above (the “Exercise Period”).

(b)       The Company agrees to issue additional Warrant Shares to the Holder, so long as any Obligations of the Credit Parties under the Loan Agreement remain outstanding and unpaid, as follows:

(i)       at the time six (6) months from the Termination Date of the Merger Agreement, the Company shall issue an additional 270,000 Warrant Shares to the Holder, at a purchase price of $0.01 per share; and

(ii)      at the time twelve (12) months from the Termination Date of the Merger Agreement, the Company shall issue an additional 270,000 Warrant Shares to the Holder, at a purchase price of $0.01 per share.

All Warrant Shares issued pursuant to this Section 1(b) shall be issued in the same form as the Warrant Shares issued to Holder hereunder.

2.        Exercise Price.

The Exercise Price per share of Common Stock for which all or any Warrant Shares may be purchased pursuant to the terms of this Warrant shall be $0.01.

3.        Exercise Procedure.

(a)       This Warrant shall be deemed to have been exercised when the Company has received all of the following (the “Exercise ‘Time”):

(i)       an Exercise Agreement, in the form attached to this Warrant as Exhibit “A”, completed and executed by the Holder;

(ii)      this Warrant; and

(iii)     payment of the total Exercise Price for the Warrant Shares to be purchased, which payment may be made by wire transfer, cashier’s check, or reduction of the balance due on the Loan.

(b)       Notwithstanding any other provision of this Warrant, if an exercise of this Warrant (or any portion) is to be made in connection with a registered public offering of the Company’s securities or the sale of the Company, the exercise of any portion of this Warrant may, at the election of the Holder, be conditioned upon the consummation of the registered public offering or the sale of the Company, in which case the Holder may designate that the exercise shall not be deemed to be effective until the consummation of the transaction.

(c)       The Company shall reasonably assist and cooperate with Holder if Holder is required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant, including, without limitation, making any filings required to be made by the Company. The Holder shall reimburse the Company for any reasonable costs and expenses incurred by the Company (including without limitation, reasonable attorneys’ fees) in connection with its cooperation and assistance. Notwithstanding the foregoing, such costs and expenses shall not include any fees or costs related to any federal or state registration of this Warrant or the Warrant Shares or registered public offering of the Company’s securities.

4.        Issuance of Warrant Shares; Taxes.

(a)       To the extent that the Common Stock is represented by certificates, the Company shall deliver to the Holder certificates for Warrant Shares purchased upon exercise of this Warrant within five (5) business days after the Exercise Time. Unless this Warrant has expired or all of the purchase rights represented by this Warrant have been exercised, the Company shall prepare a new Warrant covering the number of Warrant Shares in respect of which this Warrant has not been exercised, which new Warrant shall be identical in all other respects to this Warrant. The new Warrant shall be delivered to the Holder within five (5) business days after the Exercise Time.

(b)       To the extent that the Common Stock is represented by certificates, the issuance of certificates for Warrant Shares upon exercise of this Warrant shall be made without charge to the Holder for any issuance tax related to the issuance, or, subject to Section 3(c), other costs incurred by the Company in connection with the exercise and the related issuance of the Warrant Shares.

(c)       Upon payment for the Warrant Shares in accordance with the terms of this Warrant, the Warrant Shares shall be validly issued, fully paid and nonassessable and free from all liens and charges with respect to their issuance.

(d)       The Warrant Shares shall be deemed to have been issued to the Holder at the Exercise Time, and the Holder shall be deemed, for all purposes, to have become the record holder of the Warrant Shares at the Exercise Time.

5.        Adjustment of Exercise Price and Number of Warrant Shares.

To prevent dilution of the rights granted under this Warrant, the Exercise Price and the number of Warrant Shares that may be purchased under this Warrant shall be subject to adjustment from time to time as provided in this Section 5.

(a)       Issuance of Additional Stock below Exercise Price. If the Company shall issue, after the date hereof (the “Issue Date” with respect to this Warrant), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Exercise Price for this Warrant in effect immediately prior to the issuance of such Additional Stock, the Exercise Price for this Warrant and the number of Warrant Shares that may be purchased under this Warrant in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 5(a), unless otherwise provided in this Section 5(a).

(i)       Adjustment Formula. Whenever the Exercise Price is adjusted pursuant to this Section 5(a), the new Exercise Price shall be determined by multiplying the Exercise Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of (i) Common Stock, (ii) shares of Preferred Stock (“Preferred Stock”), and (iii) Common Stock or Preferred Stock issuable upon conversion of and other debt, equity or warrant interests in the Company (collectively, the “HealthMont Stock” or the “Shares”) outstanding immediately prior to such issuance (the “Outstanding Stock”) plus the number of shares of HealthMont Stock that the aggregate consideration received by the Company for such issuance would purchase at such Exercise Price; and (y) the denominator of which shall be the number of shares of Outstanding Stock plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Stock” shall include shares of HealthMont Stock deemed issued pursuant to Section 5(a)(ii) below. Upon any adjustment to the Exercise Price pursuant to this Section 5(a), the number of Warrant Shares issuable under this Warrant shall be increased by multiplying the number of Warrant Shares then issuable by a fraction, (x) the numerator of which shall be the Exercise Price then in effect and (y) the denominator of which is the new Exercise Price determined above.

(ii)      Definition of “Additional Stock”. For purposes of this Section 5(a), “Additional Stock” shall mean any shares of HealthMont Stock issued (or deemed to have been issued pursuant to Section 5(a) by the Company after the Issue Date) other than:

(1)       HealthMont Stock issued pursuant to an adjustment described in Section 5(a) hereof,

(2)       Shares of HealthMont Stock issuable or issued to employees, consultants or directors of the Company directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Company, and

(3)       Shares of Common Stock issued or issuable in a public offering.

(iii)     No Fractional Adjustments. No adjustment of the Exercise Price for this Warrant shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(iv)     Determination of Consideration. In the case of the issuance of HealthMont Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the HealthMont Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors of the Company irrespective of any accounting treatment.

(v)      Deemed Issuances of HealthMont Stock. In the case of the issuance (whether before, on or after the applicable Issue Date) of options to purchase or rights to subscribe for HealthMont Stock, securities by their terms convertible into or exchangeable for HealthMont Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 5(a):

(1)       The aggregate maximum number of shares of HealthMont Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for HealthMont Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 5(a)(iv)), if any, received by the Company upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the HealthMont Stock covered thereby.

(2)       The aggregate maximum number of shares of HealthMont Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 5(a)(v)).

(3)       In the event of any change in the number of shares of HealthMont Stock deliverable or in the consideration payable to the Company upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Exercise Price of this Warrant, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of HealthMont Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)       Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Exercise Price of this Warrant, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of HealthMont Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)       The number of shares of HealthMont Stock deemed issued and the consideration deemed paid therefor pursuant to Section 5(a)(v)(1) and 5(a)(v)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 5(a)(v)(3) or 5(a)(v)(4).

(vi)     No Increased Exercise Price. Notwithstanding any other provisions of this Section 5(a), except to the limited extent provided for in Section 5(a)(v)(3) and 5(a)(v)(4), no adjustment of the Exercise Price pursuant to this Section 5(a) shall have the effect of increasing the Exercise Price above the Exercise Price in effect immediately prior to such adjustment.

(b)       Stock Splits and Dividends. In the event the Company should at any time or from time to time after the Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or Preferred Stock or the determination of holders of Common Stock or Preferred Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Preferred Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock or Preferred Stock (hereinafter referred to as “HealthMont Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or Preferred Stock or the HealthMont Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Exercise Price of each Warrant Share shall be appropriately decreased and the number of Warrant Shares issuable shall be proportionately increased so that the number of shares of Common Stock issuable on exercise of this Warrant shall be increased in proportion to such increase of the aggregate of shares of Common Stock or Preferred Stock outstanding and those issuable with respect to such HealthMont Stock Equivalents with the number of shares issuable with respect to HealthMont Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 5(a)(v).

(c)       Reverse Stock Splits. If the number of shares of Common Stock or Preferred Stock outstanding at any time after the Issue Date is decreased by a combination of the outstanding shares of Common Stock or Preferred Stock, then, following the record date of such combination, the Exercise Price for this Warrant shall be appropriately increased and the number of Warrant Shares issuable shall be appropriately decreased so that the number of shares of Common Stock issuable on exercise of the Warrant shall be decreased in proportion to such decrease in outstanding shares.

(d)       Other Distributions. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 5(b), then, in each such case for the purpose of this Section 5(d), the Holder of this Warrant upon exercise shall be entitled to a proportionate share of any such distribution as though it was the holder of the number of shares of Common Stock of the Company into which its Warrant can be exchanged as of the record date fixed for the determination of the holders of HealthMont Stock of the Company entitled to receive such distribution.

(e)       Recapitalizations. If at any time or from time to time there shall be a recapitalization of the HealthMont Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5) provision shall be made so that the Holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the Holder of this Warrant after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Exercise Price then in effect and the number of shares purchasable upon exercise of this Warrant) shall be applicable after that event and be as nearly equivalent as practicable.

(f)       No Impairment. The Company will not, by amendment of its Certificate of Incorporation (except in accordance with applicable law) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder of this Warrant against impairment.

(g)       No Fractional Shares and Certificate as to Adjustments.

(i)       No fractional shares shall be issued upon the exercise of this Warrant, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.

(ii)      Upon the occurrence of each adjustment or readjustment of the Exercise Price of this Warrant pursuant to this Section 5, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder of this Warrant, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Exercise Price for this Warrant at the time in effect, and (C)  the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the exercise of this Warrant.

(h)       Extraordinary Event. If all or any portion of this Warrant shall be exercised after any merger, consolidation, exchange of equity securities, separation, or reorganization of the Company, or other similar event, including without limitation, an issuance of Shares to a third party as consideration for the assets of a business owned by the third party (an “Extraordinary Event”), occurring after the Date of Issuance, as a result of which Shares shall be changed into the same or a different number of equity securities of the same or another class or classes of securities of the Company or another entity, then the Holder exercising this Warrant shall receive, for the total Exercise Price that would have been payable if this Warrant had been exercised in full immediately before the Extraordinary Event, the total number and class of equity securities or other securities that the Holder would have received if this Warrant had been exercised immediately before the Extraordinary Event; provided, however, that the Holder shall be subject to the same dilution of its interests resulting from the Extraordinary Event as any other stockholder of the Company.

Before consummating any Extraordinary Event, the Company shall make appropriate provision to ensure that the Holder shall have the right to acquire or receive the equity securities or other securities of the Company or the successor or surviving entity to such Extraordinary Event on the same basis as if this Warrant had been exercised immediately before the Extraordinary Event, subject to the proviso in the preceding paragraph. The Company shall not consummate any Extraordinary Event unless the successor or surviving entity (if any) to such Extraordinary Event assumes in writing the obligation to deliver the equity securities or other securities.

(i)        Notice. Whenever there shall be an adjustment pursuant to this Section 5, the Company shall promptly notify the Holder in writing of the adjustment, setting forth in reasonable detail the event requiring the adjustment and the method by which the adjustment was calculated. In addition, the Company shall give written notice to the Holder at least twenty (20) days before the date on which the Company takes any action contemplated in this Section 5.

(j)        No Double Adjustments. Notwithstanding the foregoing, no adjustment made pursuant to any provision of this Section 5 shall be counted twice in any given calculation.

6.        Preemptive Purchase Rights.

If at any time the Company grants, issues or sells any Shares or other securities or any options, warrants, or rights to purchase Shares, warrants, securities or other property pro rata to the record holders of the Shares (the “Subscription Rights”), then the Holder of this Warrant shall be entitled to acquire, upon the terms applicable to the Subscription Rights, the total number of Subscription Rights that the Holder would have acquired if the Holder had exercised this Warrant immediately before the record date for the grant, issuance or sale of the Subscription Rights, or if no record date is determined, the date as of which the record holders of Shares entitled to receive the Subscription Rights were determined.

7.        Liquidating Dividends.

If the Company declares or pays a dividend on the Common Stock payable otherwise than in cash from its earnings or earned surplus, except for a dividend payable in Shares (a “Liquidating Dividend”), then the Company shall, at the time the Liquidating Dividend is paid, make a payment to the Holder of this Warrant equivalent to the payment that would have been made to the Holder of this Warrant had this Warrant been fully exercised immediately before the record date for payment of the Liquidating Dividend or, if no record date is determined, the date as of which the record holders of Shares entitled to receive the Liquidating Dividend were determined.

8.        Transfer and Assignment; Exchange for Different Denominations.

(a)       Subject to the transfer restrictions identified in the legend contained at the top of this Warrant and in Section 11 below, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Holder, upon surrender of this Warrant with a properly executed assignment (in the form attached to this Warrant as Exhibit “B”) at the Company’s principal office.

(b)       Upon surrender of this Warrant by the Holder at the Company’s principal office, this Warrant is exchangeable for new warrants of like tenor representing the total purchase rights granted under this Warrant, and each of the new warrants shall represent the portion of the rights as is designated by the Holder at the time of the surrender. The date the Company initially issues this Warrant shall be deemed the “Date of Issuance” of this Warrant regardless of the number of times that new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued. All warrants representing some portion of the rights under this Warrant are referred to as the “Warrant.”

9.        Compliance with Law.

The Company shall take all actions reasonably necessary to assure that all Warrant Shares may be issued without violation of any applicable law or government regulation or any requirements of a securities exchange upon which the Common Stock may be listed. The Company shall not take any action that would cause the number of the authorized but unissued shares of Common Stock to be less than the number required to be reserved for issuance upon the exercise of this Warrant and upon the exercise of any other options, warrants or rights to purchase Shares or to convert into shares of Common Stock.

10.      No Rights as Shareholder; Limitations of Liability.

This Warrant shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company. No provision of this Warrant, in the absence of affirmative action by the Holder to purchase Warrant Shares, and no enumeration in this Warrant of the rights and privileges of the Holder shall give rise to any liability of the Holder as a shareholder of the

Company or for the Exercise Price of the Warrant Shares, regardless of whether the liability is asserted by the Company or any creditor or creditors of the Company.

11.      Securities At Restrictions.

(a)       The Holder, by its acceptance of this Warrant, acknowledges and confirms that this Warrant has not been registered under the Act, and may not be sold or transferred except in compliance with and subject to the Act. Unless and until this Warrant has been registered under the Act, the Company may require, as a condition to effecting any transfer or assignment of this Warrant on the books of the Company, a legal opinion, at the Holder’s expense, in form and from counsel reasonably satisfactory to the Company, to the effect that an exemption from registration under the Act is available for the proposed transfer or assignment.

(b)       The foregoing restrictions shall also apply to the Warrant Shares, and all certificates representing Warrant Shares shall bear an appropriate legend giving notice of the foregoing restrictions in substantially the form set forth below:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (“THE ACT”) OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE ACT AND APPLICABLE SECURITIES LAWS AND UNLESS EITHER (A) A REGISTRATION STATEMENT UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO OR (B) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS IS AVAILABLE FOR THE SALE TRANSFER OR OTHER DISPOSITION AND EXCEPT IN COMPLIANCE WITH THE TRANSFER RESTRICTIONS SET FORTH IN SECTION 8(A) OF THE STOCK PURCHASE WARRANT DATED FEBRUARY ____ 2003.

12.      Registration Rights.

The Holder shall be entitled to the benefits of a Registration Rights Agreement of even date with this Warrant executed by the Holder and the Company with respect to the registration by the Company of shares of Common Stock under the Act, subject to and in accordance with the terms and conditions of the Registration Rights Agreement.

13.      Covenants of the Company.

(a)       The Company shall not by any action including, without limitation, amending its articles or certificate of incorporation or bylaws, any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate to protect the rights of the Holder hereof against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any shares of Common Stock issuable upon the exercise of this Warrant above the amount payable therefor upon such exercise, (ii) take all such action as may be reasonably necessary or appropriate in order that the Company may validly issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant (subject to the restrictions and conditions set forth herein), (iii) obtain all such authorizations, “exemptions or consents from any public regulatory body having jurisdiction thereof as may be reasonably necessary to enable the Company to perform its obligations under this Warrant and (iv) not issue any capital stock of any class or stock options or stock warrants for any class of capital stock of the Company pursuant to third party debt financing which is preferred to this Warrant or the Common Stock as to dividends or as to the distribution of assets upon the voluntary or involuntary dissolution, liquidation or winding up of the Company unless the terms of this Warrant and the Warrant Shares issuable upon exercise hereof shall be amended to incorporate such preferences.

(b)       The Company will at all times reserve and keep available, solely for issuance, sale and delivery upon the exercise of this Warrant, a number of shares of Common Stock equal to the number of shares of Common Stock issuable upon the exercise of this Warrant. All such shares of Common Stock shall be duly authorized and, when issued upon exercise of this Warrant, shall be validly issued and fully paid and nonassessable with no liability on the part of the holders thereof. Additionally, the rights, privileges, preferences and benefits provided to the Holder shall at all times be substantially similar, but in no event less than, the rights, privileges, preferences and benefits provided to the current holders (and future holders but only to the extent such future holders hold capital stock or rights in capital stock of the type described under Section 13(a)(iv) above) of Common Stock (and of Common Stock warrants).

(c)       Without the prior written consent of the Holder, which consent shall not be unreasonably withheld, the Company shall not, unless permitted in the Loan Agreement (provided that if the Loan Agreement is silent to such action, it shall be deemed that such transaction is permitted), (i) make any loans or other advances of money to officers, directors or stockholders of the Company or any Affiliate of the Company; or (ii)  otherwise enter into, or be a party to, any material transaction with any officer, director, stockholder of the Company or any Affiliate of the Company or of such officer, director or stockholder; except in each of the foregoing cases pursuant to the reasonable requirements of the Company’s business and upon fair and reasonable terms which are no less favorable to the Company than would be obtained in a comparable arm’s length transaction with a Person (as defined in the Loan Agreement) not an officer, director, stockholder or Affiliate of the Company.

(d)       Notwithstanding any other provision of this Warrant, the Company will not, without prior written notice to the Holder hereof and the holders of shares of Common Stock issuable hereunder, redeem, purchase or otherwise acquire, directly or indirectly, or convert or take any action with respect to the voting rights of, any shares of any class of its capital stock or any securities convertible into or exchangeable for any shares of any class of its capital stock, so as to increase the proportion of the Company’s Common Stock which this Warrant entitles the holder to purchase or which the holder of shares of Common Stock issuable hereunder then owns to a percentage ownership of the outstanding capital stock of the Company in excess of 4.9%.

(e)       At all times prior to Holder’s exercise of its put rights pursuant to Section 14 below, the Company will fully disclose to Holder any material actions which the Company has taken or intends to take toward an initial public offering or other public sale of the HealthMont Stock. For purposes of this covenant, such actions shall be deemed to include the engagement of an investment banking firm, underwriter or any other consultants which may assist the Company in either (i) its decision to go public (i.e., providing analysis and/or preliminary advice), or (ii) its actually undertaking the substantive process toward an initial public offering.

14.      Holder’s Put Rights.

(a)       The Company hereby irrevocably grants and issues to Holder the right and option to sell to the Company (the “Put”) this Warrant during the Put Period (as defined below), at a purchase price (the “Put Price”) equal to the “fair market value” per Warrant Share (as defined below) of the Warrant Shares during the Put Period; provided, however, that if the Company’s compliance with its obligations pursuant to the Put would violate or be prohibited by the Heller Loan Agreements (as defined in the Amended Merger Agreement), the Company shall not be required to comply with such obligations until such time as compliance would no longer constitute a violation of, or be prohibited by, such agreements. “Put Period” shall be the six-month period that begins on the date that is the earliest to occur of (i) the Maturity Date or other termination of the Loan Agreement, (ii) the closing of an initial public offering (“IPO”) of the Company, (iii) the closing of the sale of substantially all of the assets of the Company, (iv) the redemption of the Shares of a shareholder of the Company who owns Shares constituting 5% or more of the HealthMont Stock (computed on a fully diluted basis), and (v) the occurrence of an Event of Default (as defined in the Loan Agreement).

(b)       The Company shall pay the Put Price to the Holder in exchange for the delivery to the Company of this Warrant within thirty (30) days of the receipt of written notice from the Holder of its intention to exercise the Put; provided that the fair market value has been determined pursuant to (c) below. The payment of the Put Price shall be made in cash or by wire transfer or cashier’s check. During the term of this Warrant, the Holder may exercise its Put only one (1) time.

(c)       The “fair market value” of the Warrant Shares shall be determined as follows:

(i)       The Company and the Holder shall each appoint an independent, experienced appraiser who is a member of a recognized professional association of business appraisers. The two appraisers shall determine the value of the Warrant Shares, and further assuming that the sale would be between a willing buyer and a willing seller, both of whom have full knowledge of the financial and other affairs of the Company, and neither of whom is under any compulsion to sell or to buy.

(ii)      If the higher of the two appraisals is less than 10% over the lower of the appraisals, the fair market value shall be the average of the two appraisals. If the higher of the two appraisals is 10% or more over the lower of the two appraisals, then a third appraiser shall be appointed by the two appraisers, and if they cannot agree on a third appraiser, the American Arbitration Association shall appoint the third appraiser. The third appraiser, regardless of who appoints him or her, shall have the same qualifications as the first two appraisers.

(iii)     The fair market value after the appointment of the third appraiser shall be the mean of the three appraisals.

(iv)     The Holder and the Company shall pay the respective fees and expenses of the respective appraisers selected by each of them; provided, however, if a third appraiser is selected as contemplated above, the fees and expenses of the third appraiser shall be paid equally by the Holder and the Company.

(d)       Notwithstanding the foregoing, if, within six (6) months following the date of an election by the Holder of a Put pursuant to this Section 14(a), (i)  an IPO closes or (ii)  a sale of all or substantially all of the capital stock of the Company that constitutes an Extraordinary Event occurs (a “Sale of the Company”), then the Holder shall be paid (either in cash in the case of (i) above or, in the case of (ii) above, in the same forms of cash and/or stock as paid to holders of Common Stock in such Sale of the Company) upon consummation of such IPO or Sale of the Company an amount equal to the Put Price that would be payable pursuant to Section l4(e) below less the Put Price previously paid to the Holder pursuant to Section l4(a).

(e)       Notwithstanding Section l4(c) above, in the event this Warrant is exercised by Holder contemporaneously with or immediately following (i) the sale of all or substantially all of the HealthMont Stock to a third party (other than a sale in which the consideration paid to the holders of the Company’s capital stock consists solely of the capital stock of the acquirer or the acquirer’s parent), or (ii) the IPO, then the fair market value of a Warrant Share shall mean an amount equal to either (x) the contractual purchase price of the HealthMont Stock as paid by a third party purchaser pursuant to a private sale, or (y) the initial price at which the Shares are offered by the Company to the public in the IPO.

15.      Rights of Co-Sale.

(a)       If at any time any Stockholder of the Company who owns Shares constituting 20% or more of the Company’s ownership interests (computed on a fully diluted basis) (a “Significant Shareholder”) proposes to sell or otherwise transfer any Shares to any person (a “Transfer”), and the Shares that are to be sold or otherwise transferred constitute 20%

or more of the Company’s total ownership (computed on a fully diluted basis), the Significant Shareholder proposing the Transfer shall, before the Transfer, deliver written notice of the Transfer (a “Transfer Notice”) to the Holder. The Transfer Notice shall state that the Significant Shareholder proposes to Transfer Shares, specify the number of Shares subject to the proposed Transfer, and state the terms (including purchase price) of the proposed Transfer.

(b)       The Significant Shareholder shall give the Holder the right to sell Shares, on a proportional basis, in the transaction described in the Transfer Notice on the same terms and conditions as the Significant Shareholder, and the Significant Shareholder shall take all steps necessary to include the Shares in the Transfer. Within fifteen (15) days of delivery of the Transfer Notice, the Holder may give written notice (the “Co-Sale Notice”) to the Significant Shareholder of its desire to sell, on a proportional basis, the Holder’s Shares in the transaction described in the Transfer Notice.

(c)       If the Holder does not deliver a Co-Sale Notice in response to a properly delivered Transfer Notice within the 15-day period, the Significant Shareholder may proceed with the sale or other transfer, without any further notice to the Company or the Holder pursuant to this Section 15; provided, however, that (a) the sale or other transfer is completed within ninety (90) days on the terms set forth in the Transfer Notice, and (b) Holder shall continue to have the rights set forth in this Section 15 for all subsequent sales of Company Shares.

(d)       The Holder shall not be required to have exercised this Warrant with respect to Warrant Shares as a condition of giving a Co-Sale Notice with respect to the Warrant Shares.

16.      Information.

As long as the Loan Agreement is in effect, the Company shall deliver to the Holder (as permitted by law, including federal and state securities laws) copies of the financial and other information required by the Loan Agreement to be delivered to the lender thereunder. In the event the Loan Agreement is terminated, the Company shall thereafter deliver to the Holder (as permitted by law, including federal and state securities laws) with reasonable promptness, such information as from time to time may be reasonably requested by the Holder.

17.      Method of Giving Notices.

Any and all notices to be given pursuant to this Warrant shall be sent:

To Holder:

SunLink Health Systems, Inc.
900 Circle 75 Parkway
Suite 1300
Atlanta, Georgia 30339
Attention: Robert M. Thornton, Jr.
                 President and CEO

Telephone:  (770) 933-7000
Telecopier:  (770) 933-7010

With a copy to:

Smith, Gambrell & Russell, LLP
1230 Peachtree Street, NE
Promenade II, Suite 3100
Atlanta, GA 30309
Attn.:  Howard E. Turner
Telephone No.:  (404) 815-3594
Telecopy No.:   (404) 685-6894

To the Company:

HealthMont, Inc.
111 Long Valley Road
Brentwood, Tennessee 37027
Attention:  Timothy S. Hill, President
Telephone:  (615) 250-7800
Telecopier:  (615) 250-7802

With a copy to:

Stokes Bartholomew Evans & Petree, P.A.
424 Church Street, Suite 2800
Nashville, Tennessee 37219
Attention:  William H. Neely
Telephone No.:  615-259-1450
Telecopy No.:   615-259-1470

Except as otherwise expressly provided in this Warrant, all notices required or permitted to be sent shall be in writing and shall be delivered personally, sent by reputable overnight courier service or sent by registered or certified mail, return receipt requested and postage prepaid and shall be deemed to have been given when so delivered, sent or deposited in the U.S. mail.

18.      Expenses.

Except as otherwise provided in this Warrant, the Company shall pay any and all expenses, transfer taxes and other charges, including all costs associated with the preparation, issuance and delivery of shares of Common Stock or warrant certificates that may be incurred in respect of the issuance or delivery of shares of Common Stock upon any exercise of this Warrant.

19.      Miscellaneous.

(a)       Neither this Warrant nor any of the terms or conditions of this Warrant may be waived, amended or modified, except with the written consent of the Company and the Holder.

(b)       This Warrant shall be governed by and construed in accordance with the laws of the State of Georgia.

(c)       The captions and paragraph headings used in this Warrant are for convenience of reference only, and shall not be referred to in connection with any interpretation or construction of this Warrant.

IN WITNESS WHEREOF, the Company, having validly authorized the issuance of this Warrant and all performance under this Warrant, has caused this Warrant to be executed by its duly authorized officer as of the Date of Issuance.

ATTEST:	HEALTHMONT, INC.
By:	By:

Name:	Name:
Title:	Title:

EXHIBIT A

EXERCISE AGREEMENT

TO:     HEALTHMONT, INC.

The undersigned, pursuant to the provisions set forth in the attached Warrant (Certificate Number _____), hereby elects to exercise the Warrant and subscribe for the purchase of ______________ Warrant Shares covered by the Warrant and hereby makes payment in full for the Warrant Shares at the price per share of Common Stock set forth in the Warrant, and requests that the certificates for the Warrant Shares be issued in the name of the undersigned and delivered to the address set forth below the signature.

Dated:  _______________________

Name:

Address

EXHIBIT B

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, ___________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached warrant (Certificate Number __________ with respect to the number of Warrant Shares set forth below as follows:

Name of Assignee	Address	Number of Shares

Dated:  __________________________

Name:
WITNESSED BY:

Name: